Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: March 26, 2013

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

UPDATES PREVIOUSLY REPORTED 2012 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS TO REFLECT LARGER ALLOWANCE FOR LOAN LOSSES

Dunmore, PA – Fidelity D & D Bancorp, Inc. (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, reported today that information became available in 2013 that confirmed the collateral value of an impaired commercial real estate loan was overestimated. Based on this information, the Company revised the collateral valuation estimate used in its impairment analysis as of December 31, 2012. These developments occurred after year-end but before the financial statements are available for issuance. Therefore, the Company’s previously reported 2012 fourth quarter and full year financial results have been updated, following GAAP, to reflect additional loan loss reserve requirements from the reduction in the estimated collateral value.

“We are pleased with the 2012 financial results. In spite of the challenging economic environment, the Company reported a significant increase in revenue when compared to the previous year,” stated Daniel J. Santaniello, President and Chief Executive Officer. “This update to our 2012 financial results is reflective of the Board of Director’s and Management’s commitment to maintain a disciplined and transparent business practices.”

The Company has updated its previously reported 2012 fourth quarter and full year financial results to provide an additional $0.6 million provision for loan losses to increase the allowance for loan losses to the requisite level. Therefore, updated 2012 fourth quarter and full year earnings were reduced to $0.9 million and $4.9 million, respectively, or $0.40 per share and $2.14 per share, respectively. Whereas previously reported 2012 fourth quarter and full-year earnings were $1.3 million and $5.3 million, respectively, or $.58 per share and $2.32 per share, respectively.

The updated provision for loan losses was $1.3 million for the fourth quarter of 2012 compared to the $450 thousand required for the fourth quarter of 2011. The updated provision for loan losses was $3.3 million for the 2012 year, compared to $1.8 million required in 2011. The adjusted allowance for loan losses is 2.02% of total loans at December 31, 2012, up now from 1.97% at December 31, 2011.

Reflecting this adjustment, the Company’s assets totaled $601.5 million at December 31, 2012, down from $606.7 million at December 31, 2011. Shareholders’ equity grew $5.3 million, or 10%. The Bank’s regulatory capital ratios for the period ending December 31, 2012 were Total Risk Based Capital Ratio of 13.5%, Tier I Capital Ratio of 12.2% and Leverage Ratio of 9.6%, all of which exceed the current "well capitalized" regulatory requirements. The impact of this change did not have a significant effect on the Bank’s capital ratios.’

The updated financial results will be reflected in the Company’s Annual Report on Form 10-K, and are included in the following selected financial highlights.

Financial Highlights

Select Financial Information:

 FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

Unaudited Balance Sheet Summary	As Reported	As Updated
(dollars in thousands)	December 31, 2012	December 31, 2012
Assets
Loans and leases	$444,101	$444,101
Allowance for loan losses	(8,372)	(8,972)
Other assets	16,800	17,004

Total assets	$601,921	$601,525

Shareholders' equity	$59,342	$58,946

Total liabilities and shareholders' equity	$601,921	$601,525

Unaudited Income Summary

(dollars in thousands)	Three Months Ended		Twelve Months Ended
	As Reported	As Updated	As Reported	As Updated
	Dec. 31, 2012	Dec. 31, 2012	Dec. 31, 2012	Dec. 31, 2012
Provision for loan losses	$650	$1,250	$2,650	$3,250
Provision for income taxes	452	248	1,763	1,559
Net income	$1,325	$929	$5,298	$4,902

Unaudited Financial Ratios and Other Data

	Three Months Ended		Twelve Months Ended
	As Reported	As Updated	As Reported	As Updated
	Dec. 31, 2012	Dec. 31, 2012	Dec. 31, 2012	Dec. 31, 2012
Selected returns and financial ratios
Diluted earnings per share	$0.58	$0.40	$2.32	$2.14
Return on average assets	0.88%	0.61%	0.87%	0.81%
Return on average equity	8.90%	6.24%	9.31%	8.62%

Other data

	As Reported		As Updated
	Dec. 31, 2012		Dec. 31, 2012
Book value per share	$25.54		$25.37
Equity to assets	9.86%		9.80%
Allowance for loan losses to:
Total loans	1.89%		2.02%
Non-accrual loans	0.69	x	0.74	x
Non-performing assets to total assets	2.94%		2.94%

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 11 community banking office locations. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-Looking Statements

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;
•	technological changes;
•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	deteriorating economic conditions;
•	acts of war or terrorism; and
•	disruption of credit and equity markets.

For more information please visit our investor relations web site located through www.bankatfidelity.com